UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc., on February 7, 2008, FNB Chairman Jon T. Wyatt sent the following email to employees and the following Q&As were posted on FNB’s intranet website:

In our recent meetings about the proposed merger with VFGI, many of our ESOP participants asked questions and I committed to answer as many of them as possible. In an effort to make those answers available to everyone, a new Employee Q&A will be posted today on FNB’s Intranet page.

Again, I thank those of you who met with me for taking the time to do so and for sharing your comments and perspectives regarding the merger. If you asked a question that is not addressed in today’s Employee Q&A, please feel free to contact me directly so that we can discuss your concerns. There were many questions and it is possible that I didn’t capture all of them.

As I did in our meetings, I urge all of you who are shareholders to take action now to vote your shares in favor of this transaction.

Jon T. Wyatt

Chairman

FNB Corporation

P.O. Box 600

Christiansburg, VA 24068-0600

(540) 382-6042

(540) 381-6768 – FAX

jtwyatt@fnbonline.com

EMPLOYEE Q & A

Q. How are shares voted when proxy cards are not returned?

A. ESOP shares that are not voted by participants will be voted by the ESOP Trustee. The ESOP Trustee will vote the unvoted ESOP shares (shares for which no voting instructions have been received) in a way that mirrors the votes cast. In other words, if the voted ESOP shares are 70% for and 30% against, the trustee will vote the unvoted shares in proportion to the voted shares. Non-ESOP shares that are not voted will be considered as votes against the transaction.

Q. Please provide an explanation for Item 2 on the proxy cards related to adjournment.

A. We are voting on two issues—the merger and the ability to adjourn the meeting to obtain more votes if necessary. The ability to adjourn the meeting is available if necessary to permit and encourage additional shareholders to vote in favor of the merger.

Q. Will the meeting location on February 12 be changed if the crowd is larger than expected?

A. No. We will have the meeting at The Event Centre as scheduled.

Q. Why is VFGI the acquiring entity and how was that negotiated?

A. For accounting purposes one of the parties must be deemed the acquirer. Based on accounting guidelines, VFGI was deemed the acquirer for accounting purposes. It was not an important consideration during negotiations because the accounting treatment does not affect the economics of the transaction for FNB shareholders and it has no impact on employees.

Q. What is the real value of doing the MOE?

A. The real value is that we are able to move into faster growing markets, offer a wider array of products, improve liquidity for our stock and maintain 62 branch offices for our customers while maintaining our commitment to the communities we serve and an equal role in the future direction of the combined company and bank. We will be able to better control our destiny. With a stronger base we will be able to compete and be successful in many situations that have long term value to our company.

Q. What was the cost of the consultant work done for the Board of Directors in the initial stages?

A. The fees paid to Davenport & Company for work done in the initial stages are outlined on page 59 of the Joint Proxy Statement/Prospectus materials.

Q. When will we announce the name of the new company and new bank?

A. The new names will be made public shortly after the merger is consummated. A branding program will be outlined in detail that will announce both the names and detail the plans for signage changes.

Q. Will the Bank’s Headquarters and Operations Center really stay in Christiansburg?

A. The Boards of Directors for both companies have agreed that the new bank’s headquarters and operations center will be located in Christiansburg.

Q. Since the Operations Department will be located in Christiansburg, why are all operations not in Christiansburg?

A. Operations for the new bank are going to be housed in Christiansburg. Operations Departments for the new bank will be reporting to either Woody Nester or Milton Showalter.

Q. What is the Board make-up of the new company? What happens after three years?

A. The new holding company’s Board of Directors will consist of an equal number of directors from both FNB and VFGI for a minimum of three years. After three years we should have all merger related issues behind us. We will be focused on enhancing shareholder value and running the premier bank in Virginia.

Q. What is the total projected job loss on each side?

A. The total number of job losses is still being evaluated. The goal is to “right size” the organization and maximize efficiencies. The organizational charts are now being reviewed and decisions will be communicated as soon as possible. Job losses in a merger of equals like our merger with VFGI are often times less than in other types of mergers such as an outright sale. Also, because the headquarters and operations center for the new bank will be in Christiansburg, there should be opportunities for increased growth in the future.

Q. When will employees know who is to be terminated?

A. Any displaced employees will be notified as soon as possible after the merger is consummated.

Q. Will there be a loss of severance opportunity if my position is terminated and I do not take a position that may be open in a different area?

A. No. Severance will be available to eligible employees whose positions are eliminated.

Q. Is there any severance pay for a part-time employee?

A. The severance plan applies to full time employees who work at least 30 hours per week on a regular basis.

Q. What will happen to our current benefits?

A. Both companies participate in the VBA benefits program and current health benefits will remain in effect for the remainder of 2008. The FNB 401(k) and ESOP Plans will remain intact during 2008. The Compensation Committee of the new Board of Directors will work with management to assure we have plans after 2008 that are both fair and competitive. The Boards of both companies understand the need for programs that will allow us to retain the talented people we have and also attract the talented people we will need in the future.

Q. Who will do the hiring in the NRV and Roanoke areas?

A. The combined company will have an HR generalist working with managers for recruitment, staffing and employee relations.

Q. Did the compensation committee consider deferring all pay raises for the Chairman of the Board, CEO, CFO, COO and Bank President until their goals were met after the first year of post-merger operations?

A. The compensation for those positions was evaluated by a committee composed of representatives of both corporate boards and an independent consultant who analyzed similar sized financial institutions and recommended the compensation levels. Those commitments needed to be in place to ensure continuity for the new company.

Q. FNB is sharing its information and data with VFGI. Is there a confidentiality agreement in place?

A. Yes, a confidentiality agreement was signed by both VFGI and FNB.

Q. Will we experience a loss in the mortgage business?

A. Mortgage revenues are dependent on many factors. We believe that the mortgage business will be enhanced. Our goal is to have an array of mortgage products that satisfies customers throughout our footprint, so the entire mortgage operation is under review. Our products would continue to include both long term fixed rate products and shorter term variable rate products.

Q. Will CD rates be the same throughout the new bank’s network?

A. CD rates will be determined based on the competition in each market. There is a need to be competitive so some latitude will be necessary based on the conditions in each market. CD pricing will be coordinated by bank and corporate management to be competitive state-wide and aligned with funding requirements.

Q. How does management plan to address differences in the FNB and VFGI cultures?

A. FNB and VFGI’s heritages of community banking are similar and all of our people are focused on doing what is right for their customers and employees. The goal is to institute the best practices for the combined company and the new bank.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG has filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008. FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this communication or incorporated into other filings FNB or VFG makes with the SEC. VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.